Exhibit 10.3

Execution Version

STOCKHOLDER GOVERNANCE AGREEMENT

This Stockholder Governance Agreement, dated as of November 8, 2026 (this “Agreement”), is by and between CorMedix Inc., a Delaware corporation (the “Company”), and Rubric Capital Management LP, a Delaware limited partnership (“Rubric”).

WHEREAS, the Company and Heron Therapeutics, Inc., a Delaware corporation (“Heron”), are, concurrently with the execution and delivery of this Agreement, entering into that certain Asset Purchase Agreement, dated as of the date hereof (as it may be amended from time to time, the “Purchase Agreement”), pursuant to which, among other things, the Company will issue to Heron at the Closing (as defined in the Purchase Agreement) shares of common stock of the Company, par value $0.001 per share (the “Common Stock”);

WHEREAS, Heron, Rubric and certain other purchasers (the “Purchasers”) are parties to that certain Note Purchase Agreement, dated as of August 8, 2025 (as it may be amended from time to time, the “Note Purchase Agreement”);

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Heron and Rubric have entered into that certain Exchange Agreement, dated as of the date hereof and attached hereto as Exhibit A, pursuant to which Heron will satisfy its obligations owed under the Note Purchase Agreement by transferring certain shares of Common Stock to Rubric and the other Purchasers (the “Rubric Stock Consideration”), subject to the terms and conditions therein (the “Exchange Agreement”);

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Purchase Agreement, Rubric has agreed to enter into this Agreement, which (except as set forth in Section 8(a)) shall become effective as of, and contingent upon, the Closing; and

WHEREAS, the Company and Rubric have mutually determined to reflect their agreements on matters relating to the voting and disposition of the Voting Securities (as defined below) held by Rubric and its Affiliates, including with respect to the election of members of the Company’s Board of Directors (the “Board”), and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

As used in this Agreement:

(a)	the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided that none of the Company or its Affiliates, on the one hand, and Rubric and its Affiliates, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that Affiliates of a person shall not include any entity solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body;

(b)	the terms “Beneficial Ownership,” “Beneficially Own” and “Beneficial Owner” of Common Stock or Voting Securities, in each case, as applicable, mean ownership of: (i) Common Stock or Voting Securities, in each case, as applicable, and (ii) rights or options to own or acquire any Common Stock or Voting Securities, in each case, as applicable (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise); provided that no person shall be deemed to Beneficially Own any securities beneficially owned by any director of the Company to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company;

(c)	the term “Change of Control Transaction” means (x) any transaction pursuant to which any person becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the Company’s then-outstanding equity interests and voting power, (y) any merger or stock-for-stock transaction with a Third Party whereby immediately after the consummation of the transaction, the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then-outstanding equity securities or (z) the sale of all or substantially all of the Company’s assets to a Third Party;

(d)	the term “Company Interests” means (x) any Voting Securities, (y) any other direct or indirect interest in any securities of the Company or any direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any securities of the Company, or (z) any contracts or rights in any way related to the acquisition or price of securities or interests of the Company (whether Beneficially, constructively or synthetically through any derivative or trading position or otherwise);

(e)	the term “Confidential Information” shall have the meaning set forth in Section 6(a);

(f)	the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; it being agreed that references to Exchange Act provisions or other provisions of securities law shall refer to such provisions as in effect on the date hereof;

(g)	the term “Extraordinary Transaction” means any tender offer or exchange offer, merger, acquisition, consolidation, business combination, sale or other disposition of all or a material amount of the assets or businesses of the Company, reorganization, restructuring, recapitalization, dissolution, liquidation or other similar transaction involving the Company or any of its subsidiaries;

(h)	the term “Lock-Up Period” shall have the meaning set forth in Section 5(a);

(i)	the term “Ownership Percentage” means, as of any date of determination, the percentage obtained by dividing (x) the aggregate number of shares of Common Stock Beneficially Owned by Rubric by (y) the total number of shares of Common Stock issued and outstanding as of such date, as set forth in the Company’s most recent filing with the SEC disclosing such number (as adjusted for any issuance or repurchase of which Rubric has been notified in writing by the Company);

(j)	the term “Permitted Transferee” means any controlled Affiliate of Rubric and any investment fund or account managed or advised by Rubric or any of its controlled Affiliates, in each case, that agrees in writing to be bound by this Agreement as if it were Rubric;

(k)	the term “Proxy Advisory Firms” means Institutional Shareholder Services Inc. and Glass, Lewis & Co., LLC (including any successor thereto);

(l)	the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(m)	the term “SEC” means the U.S. Securities and Exchange Commission;

(n)	the term “Third Party” means any person that is not a party to this Agreement or an Affiliate of a party to this Agreement;

(o)	the term “Transfer” means any direct or indirect sale, assignment, transfer, conveyance, gift, exchange, distribution or other disposition (including by operation of law), or the entry into any contract, option or other arrangement with respect to any of the foregoing, of any Company Interests or any economic, voting or other rights therein, including by means of any short sale, swap, hedge or other derivative transaction; provided that a Permitted Pledge (as defined in Section 5(a)) shall not constitute a Transfer; and

(p)	the term “Voting Securities” means the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or such other securities, whether or not subject to the passage of time or other contingencies; provided that as it pertains to any obligations of Rubric hereunder, Voting Securities will not include any securities contained in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities or other interests of the Company.

Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

2.	Consents.

(a)	Rubric Consent. Rubric, on behalf of itself, the Purchasers and their respective Affiliates, hereby consents to, and approves, the Purchase Agreement and the transactions contemplated thereby, including the transfer of the Transferred Assets thereunder, for all purposes under the Note Purchase Agreement, any related agreement or otherwise. Without limiting the generality of the foregoing, Rubric, on behalf of itself, the Purchasers and their respective Affiliates, acknowledges and agrees that any obligations under the Note Purchase Agreement shall be the sole and exclusive obligation of Heron and that neither the Company nor any Affiliate thereof assumes any liability or obligation to Rubric or the other Purchasers under the Note Purchase Agreement, any related agreement or otherwise (except for the obligations expressly set forth herein). Rubric, on behalf of itself, the Purchasers and their respective Affiliates, further acknowledges and agrees that its obligations under this Agreement are not contingent in any way on Heron’s performance under the Exchange Agreement or the satisfaction of the obligations owed to Rubric or the other Purchasers under the Note Purchase Agreement.

(b)	CorMedix Consent. The Company hereby consents to, and approves, the transfer of Common Stock from Heron to Rubric and the other Purchasers in accordance with and subject to the terms set forth in the Exchange Agreement attached hereto as Exhibit A and acknowledges that any such transfer shall not be deemed a breach of this Agreement.

3.	Voting.

(a)	Quorum. From and after (i) the Closing until the date on which all shares of the Rubric Stock Consideration have been transferred to Rubric pursuant to the Exchange Agreement (the “Final Exchange Date”) and (ii) thereafter, for so long as the Ownership Percentage is at least 1% (the “Quorum Threshold”), at each annual or special meeting of the stockholders of the Company (and at every adjournment or postponement thereof), Rubric shall cause all Voting Securities Beneficially Owned by Rubric as of the applicable record date to be present (in person or by proxy) for quorum purposes and to be voted (or consented) in accordance with this Section 3.

(b)	Voting in Accordance with Board Recommendation. From and after (i) the Closing until the Final Exchange Date and (ii) thereafter, for so long as the Ownership Percentage is at least 5% (the “Voting Threshold”), subject to Sections 3(c) and 3(d), Rubric shall vote all Voting Securities Beneficially Owned by Rubric (i) in favor of each director nominated and recommended by the Board for election at any such meeting, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board and against any proposal or resolution to remove any member of the Board, and (iii) with respect to all other proposals submitted to the stockholders of the Company (other than any proposal relating to an Extraordinary Transaction, which is subject to Section 3(d) below), in favor of each proposal recommended by the Board and against each proposal that the Board recommends against.

(c)	Exceptions. Notwithstanding Section 3(b):

(i)	in the event that either of the Proxy Advisory Firms issues a voting recommendation that differs from the voting recommendation of the Board with respect to any proposal submitted to stockholders, Rubric shall be permitted to vote in accordance with any such Proxy Advisory Firm recommendation on such proposal; and

(ii)	Rubric shall be permitted to vote in its sole discretion with respect to (x) any proposal to amend the Company’s certificate of incorporation or bylaws that would (A) adversely affect the rights of Rubric under this Agreement or (B) treat Rubric or the Voting Securities held by Rubric differently from, or disproportionately relative to, other holders of Common Stock or (y) any proposal relating specifically to this Agreement or the Purchase Agreement.

(d)	Extraordinary Transactions. From and after (i) the Closing until the Final Exchange Date and (ii) thereafter, for so long as the Ownership Percentage is at least 5% (the “Transaction Voting Threshold”), with respect to any proposal relating to an Extraordinary Transaction submitted to the stockholders of the Company, Rubric shall vote all Voting Securities Beneficially Owned by it in favor of, against or abstaining from such proposal in the same proportion as the votes cast in favor of, against or abstaining from such proposal by holders of Common Stock other than (i) Rubric (if permitted pursuant to Section 4) and (ii) the Company’s directors and executive officers and their respective Affiliates. The parties shall cooperate in good faith to determine appropriate procedures and mechanics to facilitate such proportionate voting.

(e)	No Other Voting Arrangements. Rubric shall not grant any proxy or enter into any voting agreement, voting trust or similar arrangement with respect to Voting Securities that is inconsistent with this Section 3 or otherwise take any action that is designed to or has the effect of circumventing this Section 3.

4.	Standstill.

(a)	From and after (i) the Closing until the Final Exchange Date and (ii) thereafter, for so long as the Ownership Percentage is at least 1%, Rubric shall not, directly or indirectly, except as may otherwise be required by the voting provisions set forth herein:

(i)	solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or knowingly assist any Third Party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter (it being understood that voting the Voting Securities held by Rubric, or publicly announcing how Rubric intends to vote, in each case in accordance with Section 3, shall not be deemed a violation of this clause);

(ii)	form or join any partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities (it being understood that neither this Agreement, in and of itself, nor Rubric acting in concert solely with its controlled Affiliates shall be deemed to constitute the formation of a “group”);

(iii)	(A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders (or the setting of a record date therefor), (B) present at any annual meeting or any special meeting of the Company’s stockholders any proposal for consideration for action by stockholders or seek the removal of any member of the Board or propose any nominee for election to the Board or seek, alone or in concert with others, representation on the Board, or (C) conduct a referendum of stockholders of the Company or engage in any “withhold” or similar campaign;

(iv)	grant any proxy, consent or other authority to vote any Voting Securities (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders or to any controlled Affiliate of Rubric) or deposit any Voting Securities in a voting trust or subject them to a voting agreement or other arrangement of similar effect (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like and any Permitted Pledge);

(v)	make any request for a stockholder list or similar materials or other books and records of the Company or any of its subsidiaries under Section 220 of the Delaware General Corporation Law or otherwise;

(vi)	without the prior written approval of the Board, separately or in conjunction with any other person, publicly propose or effect, or publicly announce any intention to propose or effect, any Extraordinary Transaction, or actively encourage, initiate or support any Third Party in any such activity, in each case either publicly or in a manner that would reasonably be expected to require public disclosure by the Company or Rubric (it being understood that the foregoing shall not restrict Rubric from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company, subject to Sections 3(d) and 5);

(vii)	knowingly encourage or advise any other person or knowingly assist any Third Party in so encouraging or assisting any person with respect to the giving or withholding of any proxy, consent or other authority to vote any shares of the Voting Securities or in conducting any type of referendum with respect to the Voting Securities (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter);

(viii)	acquire, offer or propose to acquire, solicit an offer to acquire, or agree to acquire, alone or in concert with any Third Party, any Company Interests, in each case, if such acquisition, offer, agreement or transaction would result in Rubric having Beneficial Ownership of, or an aggregate economic or voting interest in, more than 19.9% of the Common Stock outstanding at such time, whether Beneficially Owned or held through any other Company Interests, including any derivative, swap, option or other synthetic position;

(ix)	engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, share appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any of the securities of the Company, or otherwise hedge its economic exposure to the Common Stock;

(x)	institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions), in order to effect or take any of the actions prohibited by this Section 4 or with the intent of circumventing any of the provisions of this Section 4; provided, however, that the foregoing shall not prevent Rubric from (A) bringing litigation to enforce any provision of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against Rubric, (C) bringing or participating in bona fide commercial or legal disputes that do not relate to the subject matter of this Section 4, (D) exercising statutory appraisal rights, (E) responding to or complying with validly issued legal process, (F) bringing any claim based on fraud by the Company or (G) participating as a member of a class (but not as a named plaintiff or lead plaintiff) in any class action commenced and maintained by persons other than Rubric or its Affiliates;

(xi)	enter into any discussions, negotiations, agreements or understandings (whether written or oral) with, or advise, finance, assist or knowingly encourage, any Third Party in connection with any of the foregoing; or

(xii)	request, directly or indirectly, any amendment or waiver of the terms of this Agreement (including this clause (xii)) in a manner that would be reasonably likely to require public disclosure by Rubric or the Company.

(b)	Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will prohibit or restrict Rubric from (A) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person, (B) entering into any Permitted Pledge, (C) negotiating, evaluating or trading in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company, (D) providing its views privately to the Board or the Company’s senior executives in a manner that would not reasonably be expected to require public disclosure, or (E) complying with its reporting obligations under the Exchange Act or its obligations to its investors under applicable Law and the rules of any stock exchange.

5.	Transfer Restrictions.

(a)	Lock-Up. During the period commencing on the Closing Date and ending at 11:59 p.m., New York City time, on the date that is six (6) months following the Closing Date (the “Lock-Up Period”), Rubric shall not, directly or indirectly, Transfer any shares of Common Stock comprising the Rubric Stock Consideration (together with any securities issued in respect thereof by way of stock dividend, stock split, recapitalization or similar event, the “Subject Shares”), other than pursuant to Section 5(c). Notwithstanding the foregoing, Rubric may pledge, hypothecate or grant a security interest in the Subject Shares to one or more bona fide lenders as collateral for indebtedness pursuant to customary loan or margin arrangements (a “Permitted Pledge”), and such Permitted Pledge shall not constitute a Transfer; provided that Rubric shall provide the Company with written notice of any Permitted Pledge (including the identity of the pledgee and the number of Subject Shares pledged) within five (5) Business Days following the entry into such Permitted Pledge.

(b)	Post-Lock-Up Volume Limitation. During the period commencing upon the expiration of the Lock-Up Period and continuing for the remainder of the term of this Agreement, Rubric may Transfer Subject Shares at any time and from time to time in its discretion; provided that sales by Rubric in open-market brokerage transactions on any single trading day shall not exceed ten percent (10%) of the greater of (i) the consolidated trading volume of the Common Stock on such trading day and (ii) the average daily consolidated trading volume of the Common Stock over the thirty (30) trading days immediately preceding such trading day (the “Volume Limitation”). The Volume Limitation applies only to open-market brokerage sales and shall not apply to or restrict: (A) any underwritten offering of Common Stock (an “Underwritten Secondary”), but only if either (x) the Company participates in such underwritten offering or (y) the Company has approved such underwritten offering in advance in writing (it being understood that any underwritten offering that satisfies neither clause (x) nor clause (y) shall not be excluded from, and shall be subject to, the Volume Limitation as if it were an open-market brokerage sale); (B) sales in privately negotiated transactions exempt from the registration requirements of the Securities Act of 1933, as amended; (C) sales or tenders into any tender offer, exchange offer, merger, consolidation or other business combination involving the Company; (D) any Transfer to a Permitted Transferee permitted by Section 5(c)(i); or (E) any Permitted Pledge or any Transfer upon foreclosure of a Permitted Pledge.

(c)	Permitted Transfers. Notwithstanding Sections 5(a) and 5(b), Rubric may Transfer Subject Shares:

(i)	to any Permitted Transferee; provided that (A) Rubric shall provide the Company with written notice of any such Transfer (including the identity of the Permitted Transferee and the number of Subject Shares Transferred) within five (5) Business Days following such Transfer, (B) any Subject Shares so Transferred shall remain subject to this Agreement and (C) Rubric shall remain responsible for any breach of this Agreement by any such Permitted Transferee;

(ii)	in connection with any tender offer, exchange offer, merger or other Extraordinary Transaction that has been approved or recommended by the Board, on the same terms as other holders of Common Stock;

(iii)	to the Company or any of its subsidiaries; or

(iv)	with the prior written consent of the Board.

(d)	Restricted Transferees. Without the prior written consent of the Board (which consent shall not be unreasonably withheld, conditioned or delayed; it being agreed that it shall be reasonable for the Board to withhold consent if the proposed transferee or any of its Affiliates has, within the five (5) years prior to the proposed Transfer, engaged in any solicitation of proxies, nominated directors, publicly proposed an Extraordinary Transaction or otherwise engaged in any activity of the type restricted by Section 4(a) with respect to any public company), Rubric shall not Transfer any Voting Securities (other than in an Underwritten Secondary or in anonymous open-market brokers’ transactions in compliance with Section 5(b)) to any person that (i) has, within the five (5) years prior to the proposed Transfer, filed a Schedule 13D with respect to the Company or any other issuer, or (ii) would, to Rubric’s knowledge after reasonable inquiry, Beneficially Own more than 5% of the outstanding Common Stock after giving pro forma effect to such Transfer; provided that, for the avoidance of doubt, a Transfer to a Permitted Transferee shall not be prohibited by this Section 5(d).

(e)	Void Transfers; Legends. Any purported Transfer in violation of this Section 5 shall be null and void ab initio, and the Company shall not, and shall instruct its transfer agent not to, register any such Transfer. Each book-entry position representing Subject Shares shall bear a customary restrictive notation referring to this Agreement, which the Company shall promptly cause to be removed with respect to any Subject Shares upon the termination of this Section 5 or upon any Transfer of such Subject Shares permitted hereunder to a person not bound by this Agreement.

6.	Confidentiality; Non-Disparagement.

(a)	Confidentiality. Rubric shall, and shall cause its Representatives to, maintain in confidence and not disclose, and not use for any purpose other than monitoring its investment in the Company or enforcing its rights under this Agreement, any non-public, confidential or proprietary information of or relating to the Company or any of its subsidiaries (“Confidential Information”). The obligations set forth in this Section 6(a) shall not apply to Confidential Information that (i) is or becomes generally available to the public other than as a result of a disclosure by Rubric or its Representatives in violation of this Section 6, (ii) was available to Rubric on a non-confidential basis prior to its disclosure by or on behalf of the Company, (iii) becomes available to Rubric on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not known by Rubric to be bound by a confidentiality obligation to the Company with respect to such information, or (iv) is independently developed by Rubric or its Representatives without use of or reference to the Confidential Information.

(b)	Permitted Disclosure. Notwithstanding anything to the contrary in this Section 6, Rubric or its Representatives may disclose Confidential Information to the extent required by applicable Law or Order; provided that, to the extent legally permitted, Rubric shall (i) provide the Company with prompt written notice of such requirement so that the Company, at its cost, may seek a protective order or other appropriate remedy, and (ii) reasonably cooperate with the Company in seeking such protective order or other remedy. If such protective order or other remedy is not obtained, Rubric shall disclose only that portion of the Confidential Information that, on the advice of its legal counsel, is legally required to be disclosed.

(c)	Non-Disparagement. From and after (i) the Closing until the Final Exchange Date and (ii) thereafter, for so long as the Ownership Percentage is greater than 10%, and for one (1) year thereafter (the “Non-Disparagement Period”), Rubric shall not, and shall cause its general partner and its and its general partner’s respective principals and executive officers not to, make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or that disparages, defames or slanders (in each case as distinct from objective statements reflecting business criticism), the Company or its business, products, operations or financial performance, its officers or its directors or any person who has served as an officer or director of the Company (in each case in such person’s capacity as such), (A) in any document or report filed with or furnished to the SEC or any other governmental agency or (B) in any press release or other publicly available format. Nothing in this Section 6(c) shall (1) restrict the ability of any person to comply with a subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over such person, (2) limit or preclude a party hereto from exercising or enforcing any rights under this Agreement, or from asserting any counterclaim in any proceeding initiated by the other party, or (3) preclude Rubric from making any statement required by applicable Law or stock exchange rules in its own filings with the SEC or other regulatory filings.

7.	Representations and Warranties.

(a)	Representations and Warranties of All Parties. Each of the parties hereto represents and warrants to the other party hereto that: (i) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly and validly authorized, executed and delivered by such party and, assuming the valid execution and delivery hereof by the other party, is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (iii) the execution, delivery and performance of this Agreement does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such party, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such party is a party or by which it is bound.

(b)	Representations and Warranties of Rubric. Rubric represents and warrants that, as of the date of this Agreement: (i) other than the right to receive Common Stock pursuant to the Exchange Agreement, neither Rubric nor any of its Affiliates Beneficially Owns, or has any economic exposure to, any Voting Securities or other Company Interests; (ii) Rubric is not party to any agreement, arrangement or understanding (whether written or oral) with any Third Party with respect to the acquisition, holding, voting or disposition of any Company Interests, other than the Note Purchase Agreement; (iii) Rubric is the duly appointed agent for the Purchasers under the Note Purchase Agreement and has full power and authority to act on behalf of, and to bind, each of the Purchasers for purposes of this Agreement; and (iv) Rubric and the Purchasers are the sole holders of the Heron Obligations, and none of Rubric, the Purchasers or any of their respective Affiliates has sold, assigned, transferred, participated or otherwise disposed of any Heron Obligations or any interest in the Note Purchase Agreement.

8.	Termination.

(a)	Sections 2, 7 and 9 shall become effective upon the execution and delivery of this Agreement, and the remainder of this Agreement shall become effective as of the Closing. This Agreement shall automatically terminate and be of no further force or effect, without any action by any party, upon the termination of the Purchase Agreement in accordance with its terms prior to the Closing.

(b)	Following the Closing, this Agreement shall terminate upon the earliest to occur of: (i) the third (3rd) anniversary of the Closing Date; (ii) the consummation of a Change of Control Transaction; provided that Rubric shall have complied with its obligations under Section 3 in connection with any vote of the Company’s stockholders with respect to such Change of Control Transaction and that no Transfer restriction in Section 5 then in effect has been breached; (iii) the first date after the Final Exchange Date on which the Ownership Percentage is less than 1%; provided that all obligations contained herein expressly survive following termination, as set forth in Section 8(d), shall continue to survive for the duration set forth herein, and provided further that no Transfer restriction in Section 5 then in effect has been breached; or (iv) the mutual written agreement of the Company and Rubric; provided, further, that all obligations contained herein that expressly survive following termination shall continue to survive for the duration set forth herein.

(c)	Individual provisions of this Agreement shall cease to apply upon the Ownership Percentage falling below the applicable ownership threshold (which, for the avoidance of doubt, shall be measured only after the expiration of the Lock-Up Period) or the expiration of the applicable period specified therein, as follows: Sections 3(b) through 3(d) (Voting) upon the Ownership Percentage first falling below the Voting Threshold or the Transaction Voting Threshold, as applicable; Section 3(a) (Quorum) and Section 4 (Standstill) upon the Ownership Percentage first falling below the Quorum Threshold; Section 5(a) upon expiration of the Lock-Up Period; Section 5(b) (Volume Limitation) upon the automatic termination of the Volume Limitation in accordance with Section 5(b); and Section 6(c) upon expiration of the Non-Disparagement Period. Once the Ownership Percentage has fallen below the applicable ownership threshold, the corresponding provisions shall not be revived by any subsequent increase in the Ownership Percentage.

(d)	Upon termination, this Agreement shall have no further force and effect; provided that (i) Sections 6(a) and 6(b) shall survive any termination of this Agreement for a period of two (2) years (or, with respect to Confidential Information constituting a trade secret, for so long as such information constitutes a trade secret under applicable Law), (ii) Sections 1, 2 and 9 shall survive any termination of this Agreement following the Closing, (iii) Section 6(c) shall survive for the remainder of the Non-Disparagement Period and (iv) no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

9.	Miscellaneous.

(a)	Specific Performance. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that, in addition to any other remedies to which the other party hereto may be entitled at law or in equity, the other party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, the federal or state courts located in the State of Delaware), without proof of actual damages and without any requirement to post a bond or other security.

(b)	Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, the federal or state courts located in the State of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, the federal or state courts located in the State of Delaware), and (iv) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable Law.

(c)	Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State without giving effect to the choice of law principles of such State.

(d)	Waiver of Jury Trial. EACH OF THE PARTIES HERETO, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No party hereto shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

(e)	No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver or consent by the Company hereunder shall be effective only if approved by the Board.

(f)	Entire Agreement; Amendment. This Agreement (together with Schedule A and Exhibit A hereto) contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement, including any term sheet relating to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto.

(g)	Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, (i) if delivered in person, when delivered in person, (ii) if given by email, when such email is sent to the email address set forth in Schedule A hereto during normal business hours and appropriate confirmation is received (provided such confirmation is not automatically generated), or (iii) if given by any other means, when actually received during normal business hours at the address specified in Schedule A hereto.

(h)	Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement. In addition, the parties hereto agree to use their best efforts to agree upon and substitute a valid and enforceable provision for any provision that is held illegal, void or unenforceable by a court of competent jurisdiction.

(i)	Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement. For the avoidance of doubt, no party hereto shall be bound by any contractual obligation to the other party hereto until all counterparts to this Agreement have been duly executed by each of the parties hereto and delivered to the other party hereto (including by means of electronic delivery).

(j)	Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto, including any successor to Rubric by merger, consolidation, dissolution or liquidation or any person acquiring all or substantially all of Rubric’s assets (which successor shall be bound by the obligations of Rubric hereunder).

(k)	No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

(l)	Fees and Expenses. Each party to this Agreement will bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with, relating to or resulting from the negotiation, execution and performance of this Agreement.

(m)	Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties hereto shall be deemed the work product of all of the parties hereto and may not be construed against any party hereto by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” in all instances.

(n)	Adjustments. All share numbers and thresholds based on numbers of shares of Common Stock shall be equitably adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization, reclassification or similar event affecting the Common Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

CORMEDIX INC.

By:
Name:	[●]
Title:	[●]

RUBRIC CAPITAL MANAGEMENT LP

By:
Name:	[●]
Title:	[●]

SCHEDULE A

NOTICE INFORMATION

If to the Company: CorMedix Inc., 389 Interpace Pkwy, Suite 450, Parsippany, New Jersey 07054, Attention: [***], Email: [***]

With a copy to (which shall not constitute notice): Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, Attention: [***], Email: [***]

If to Rubric: Rubric Capital Management LP, 155 East 44th St, Suite 1630, New York, New York 10017, Attention: [***], Email: [***]

With a copy to (which shall not constitute notice): Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004, Attention: [***], Email: [***]

EXHIBIT A

EXCHANGE AGREEMENT

[See attached.]